SECURITIES AND EXCHANGE COMMISSION
                 WASHINGTON, D.C. 20549


                SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934

                   (Amendment No.      )


(x )  Filed by the Registrant
(  )  Filed by a Party other than the Registrant

Check the appropriate box:

(  )  Preliminary Proxy Statement
(  )  Confidential, for Use of the Commission Only (as permitted by
      Rule 14a-b(e)(2))
(x )  Definitive Proxy Statement
(  )  Definitive Additional Materials
(  )  Soliciting Material Pursuant to (section mark)240.14a-11(c) or
      (section mark)240.14a-12


                     KENAN TRANSPORT COMPANY
          (Name of Registrant as Specified In Its Charter)


     (Name of Person(s) Filing Proxy Statement If Other Than Registrant)


PAYMENT OF FILING FEE (Check the appropriate box):

(x )  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
(  )  $500 per each party to the controversy pursuant to Exchange Act
      Rule 14a-6(i)(3).
(  )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1)  Title of each class of securities to which transaction applies:

      2)  Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: *

      4)  Proposed maximum aggregate value of transaction:

      5)  Total fee paid:

(Set forth the amount on which the filing fee is calculated and state how it was determined)

( ) Fee previously paid with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)  Amount Previously Paid:              $

    2)  Form, Schedule or Registration Statement No.:

    3)  Filing Party:

    4)  Date Filed:

                           KENAN TRANSPORT COMPANY
                          CHAPEL HILL, NORTH CAROLINA
                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  May 1, 1995

    The Annual Meeting of the Shareholders of KENAN TRANSPORT COMPANY, a North Carolina corporation, will be held at The Kenan Center, Bowles Drive (adjacent to the Dean Smith Student Activities Center), Chapel Hill, North Carolina, at 10:00 A.M. local time on Monday, May 1, 1995, for the following purposes:


    (1) To elect a Board of Directors for the ensuing year;

    (2) To approve an amendment to the 1994 Stock Bonus Plan;

    (3) To transact such other business as may properly come before the meeting or any adjournment thereof.


    It is requested that you read carefully this Notice of Annual Meeting and the accompanying Proxy Statement for information on the matters to be considered and acted upon.


    The Board of Directors of the Company has fixed the close of business on March 6, 1995, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.


    Information relating to the Company's activities and operations during the fiscal year ended December 31, 1994, is contained in the Company's Annual Report, which is enclosed.


    Your Proxy is enclosed. You are cordially invited to attend the meeting in person, but if you do not expect to attend, please date and sign your Proxy and return it promptly in the enclosed envelope.



WILLIAM L. BOONE
SECRETARY

March 31, 1995
Chapel Hill, North Carolina

                          KENAN TRANSPORT COMPANY
                              P.O. Box 2729
               Chapel Hill, North Carolina  27515-2729

                            PROXY STATEMENT

                           GENERAL INFORMATION

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of KENAN TRANSPORT COMPANY (the "Company") for the Annual Meeting of the Shareholders to be held on May 1, 1995 at 10:00 A.M. local time, at The Kenan Center, Bowles Drive (adjacent to the Dean Smith Student Activities Center), Chapel Hill, North Carolina. This Proxy Statement and the accompanying Proxy were mailed on or about March 31, 1995.


    Holders of shares of the Common Stock of the Company of record, at the close of business on March 6, 1995, will be entitled to vote at the Annual Meeting of Shareholders.


    Shareholders who execute and return proxies will retain the right to revoke them at any time before they are voted. When executed and not so revoked, proxies will be voted in accordance therewith.


    The solicitation of proxies by the Board of Directors will be by mail. The total expense of such solicitation will be borne by the Company and will include reimbursement paid to brokerage firms and others for their expenses in forwarding solicitation material regarding the meeting to beneficial owners. Further solicitation of proxies may be made by telephone or oral communication with some shareholders of the Company following the original solicitation. All such further solicitation will be made by regular employees of the Company who will not be additionally compensated therefor, or by its transfer agent, and the cost will be borne by the Company.


                  OUTSTANDING SECURITIES AND VOTING RIGHTS

    Only shareholders of record at the close of business on March 6, 1995, will be entitled to notice of and to vote at the Annual Meeting. On such date, the number of outstanding shares of Common Stock, no par value, was 2,378,339. Each share of Common Stock is entitled to one vote.


    The enclosed Proxy is designed to permit each shareholder of record at the close of business on the record date to vote in the election of directors and on other matters coming before the meeting. Two directors of the Company, Messrs. Frank H. Kenan and Lee P. Shaffer, have been designated as proxies to vote shares in accordance with the instructions on the Proxy.


                       PRINCIPAL SHAREHOLDERS

    The following information shows the ownership on March 6, 1995, of Common Stock of the Company by each person who owned of record, or was known by the Company to own beneficially, more than five percent (5%) of such stock:

                        SHARES OWNED
NAME AND ADDRESS (1)    BENEFICIALLY   PERCENT
Frank H. Kenan          866,400(2)     36.4%
P.O. Box 2729
Chapel Hill, NC
27515-2729

Quest Advisory Corp.    214,070(3)      9.0%
1414 Avenue of Americas
New York, NY  10019

Lee P. Shaffer          155,717         6.5%
P.O. Box  2729
Chapel Hill, NC
27515-2729

    (1) Does not include Owen G. Kenan, Thomas S. Kenan, III and Morgan Guaranty Trust Company of New York, who may be deemed beneficial owners of more than five percent (5%) of the Common Stock of the Company solely by reason of their positions as trustees of a trust holding 300,000 shares of such Common Stock.


    (2) Includes 2,440 shares owned beneficially by Mr. Kenan's wife. The shares shown as beneficially owned by Mr. Kenan, however, do not include 300,000 shares owned by a trust of which Mr. Kenan is an income beneficiary and a trustee and 26,900 shares held by The Kenan Family Foundation, a nonprofit corporation of which Mr. Kenan is a director. These 326,900 shares, together with the shares shown as beneficially owned by Mr. Kenan, aggregate 1,193,300 shares of Common Stock and constitute 50.2% of the outstanding shares of Common Stock.


    (3) Shares owned as of December 31, 1994, as reported to the Company on a
Schedule 13G dated February 10, 1995. The Schedule 13G reports that Quest Advisory Corp. exercises sole voting and dispositive power over the shares.

                      SECURITY OWNERSHIP OF MANAGEMENT
    The following table sets forth information with respect to the beneficial ownership of the Company's Common Stock, as of March 6, 1995, by its directors, nominees for election as directors, named executive officers and by all directors and officers as a group:


NAME OF              OFFICER, DIRECTOR  SHARES OWNED
BENEFICIAL OWNER     AND/OR NOMINEE     BENEFICIALLY    PERCENT

Frank H. Kenan       Officer, Director    866,400(1)(2)  36.4%
Lee P. Shaffer       Officer, Director    155,717         6.5%
William L. Boone               Officer     48,338         2.0%
Gary J. Knutson                Officer      5,759          *
Lee P. Shaffer, III            Officer          0          *
William C. Friday             Director      2,050          *
Owen G. Kenan                 Director     32,820(2)(3)   1.4%
Thomas S. Kenan, III          Director     39,980(2)      1.7%
Braxton Schell                Director        700          *
Paul Wright, Jr.              Director      3,175          *
All Directors and Executive Officers
as a Group  (12 persons)                1,155,439(2)     48.6%


*  Represents less than 1%

    (1) Includes 2,440 shares owned beneficially by Mr. Frank H. Kenan's wife.

    (2) The shares shown as beneficially owned by Messrs. Frank H. Kenan, Owen
G. Kenan and Thomas S. Kenan, III, do not include 300,000 shares owned by a trust of which they are income beneficiaries as well as trustees, and 26,900 shares held by The Kenan Family Foundation, a nonprofit corporation of which each is a director. These 326,900 shares together with the shares shown as beneficially owned by Frank H. Kenan aggregate 1,193,300 shares and constitute 50.2% of the outstanding shares of Common Stock. These 326,900 shares together with the shares shown as beneficially owned by Owen G. Kenan aggregate 359,720 shares and constitute 15.1% of the outstanding shares of Common Stock. These 326,900 shares together with the shares shown as beneficially owned by Thomas S. Kenan, III aggregate 366,880 shares and constitute 15.4% of the outstanding shares of Common Stock. These 326,900 shares together with the shares shown as beneficially owned by all directors and officers as a group aggregate 1,492,017 shares and constitute 62.7% of the outstanding shares of Common Stock.


    (3) Includes 1,380 shares owned by Mr. Owen G. Kenan's spouse, 10,950 shares held by Mr. Owen G. Kenan's spouse as custodian for their children under the Uniform Gifts to Minors Act and 11,490 shares held by a trust of which Mr. Owen G. Kenan serves as trustee.

                          ELECTION OF DIRECTORS
    At the meeting the shareholders will elect the Company's directors. The Board of Directors has set the number of directors to be elected at the 1995 Annual Meeting at seven. All members of the present Board are nominees for election to hold office until the next annual meeting of the shareholders and until their successors have been duly elected. The nominees will be elected if they receive a plurality of the votes cast for their election. Abstentions and broker nonvotes will not affect the election results if a quorum is present.


    If the enclosed Proxy is duly executed and received in time for the meeting and if no contrary specifications are made as provided therein, it is the intention of the persons named therein to vote the shares represented thereby for the seven persons nominated for election as directors of the Company. If any nominee should refuse or be unable to serve, the Proxy will be voted for such persons as shall be designated by the Board of Directors to replace any such nominee. The Board of Directors presently has no knowledge that any of the nominees will refuse or be unable to serve.


    The following information is furnished with respect to nominees:



                                         PRINCIPAL OCCUPATION; BUSINESS
                                       EXPERIENCE PAST FIVE YEARS; OTHER     DIRECTOR
NAME                           AGE               DIRECTORSHIPS                SINCE

Frank H. Kenan                 82    Chairman of the Board of Directors,      1949
                                     Chief Executive Officer and
                                     Treasurer of the Company

Lee P. Shaffer                 56    President and Chief Operating            1967
                                     Officer of the Company

William C. Friday              75    President, The William R. Kenan,         1988
                                     Jr. Fund, Chapel Hill, NC

Owen G. Kenan (1)              51    President, Kenan Oil Company,            1978
                                     Inc., Chapel Hill, NC; Director,
                                     Central Carolina Bank & Trust
                                     Company

Thomas S. Kenan, III  (1)      57    President, The Westfield Company,        1964
                                     Durham, NC

Braxton Schell                 71    Attorney at Law, Schell Bray             1986
                                     Aycock Abel & Livingston L.L.P.,
                                     Greensboro, NC; Director, Texfi
                                     Industries, Inc.

Paul Wright, Jr.               83    Retired, Former Vice Chairman of         1971
                                     the Board of Central Carolina Bank
                                     & Trust Company, Durham, NC

    (1) Messrs. Owen G. Kenan and Thomas S. Kenan, III are sons of Mr. Frank H.

Kenan.

    The Board of Directors met two times during 1994. All directors attended those meetings. In addition the Board took action by unanimous written consent six times during 1994.


    The Board of Directors has no standing nominating committee. The Board has an Audit Committee, the purpose of which is to assist the Board of Directors in assuring that the Company's financial reports are fairly presented and accurate, that there is an adequate system of internal accounting controls and that the auditors are independent and effectively performing their duties. The Committee members are Messrs. William C. Friday, Frank H. Kenan and Paul Wright, Jr. The Audit Committee met one time during 1994. The Company has a Compensation Committee which met two times during 1994. See "Compensation Committee
Report" and "Compensation Committee Interlocks and Insider Participation."


    The Company has a standing Executive Committee which may exercise all the authority of the Board of Directors in the management and affairs of the Company, except that the Committee may not authorize distributions; approve or propose to shareholders action that North Carolina law requires be approved by shareholders; fill vacancies on the Board of Directors or on any committee; amend the Articles of Incorporation; adopt, amend, or repeal bylaws; approve a plan of merger not requiring shareholder approval; authorize or approve reacquisition of shares of capital stock of the Company, except according to a formula or method prescribed by the Board of Directors; or authorize or approve the issuance or sale or contract for sale of shares, or determine the designation and relative rights, preferences, and limitations of a class or series of shares. The members of the Executive Committee are Messrs. Frank H. Kenan, Lee P. Shaffer and Thomas S. Kenan, III. The Executive Committee took action by unanimous written consent three times during 1994.

                       COMPENSATION AND RELATED MATTERS

    The following table sets forth the annual compensation paid or accrued by the Company to or for the account of the Chief Executive Officer and the next four most highly compensated executive officers of the Company for the years ended December 31, 1994, 1993 and 1992:

                         SUMMARY COMPENSATION TABLE

                                                               ANNUAL
                                                            COMPENSATION
                                                                                        ALL OTHER
NAME AND PRINCIPAL                                   SALARY            BONUS          COMPENSATION
POSITION                            YEAR              ($)              (2) ($)           (3) ($)
Frank H. Kenan,                     1994              --                --                  --
   Chairman, Chief                  1993              --                --                  --
   Executive Officer                1992              --                --                  --

Lee P. Shaffer,                     1994             261,000            237,808          49,911
   President, Chief                 1993             251,000            225,500          43,542
   Operating Officer                1992             236,500            118,250          35,687


William L. Boone,                   1994             151,094             77,880           23,862
   Vice President-Finance           1993             134,100             67,050           20,243
                                    1992             126,500             63,250           16,861


Gary J. Knutson,                    1994              94,139             48,840           12,504
   Vice President-Sales             1993              88,900             44,450           11,309
                                    1992              85,500             42,750            9,401


Lee P. Shaffer, III, (1)            1994              86,000             45,408           11,605
   Vice President-                  1993              81,100             11,354           10,087
   Operations Services              1992              78,000              5,460            8,066

    (1) Mr. Lee P. Shaffer, III is the son of Mr. Lee P. Shaffer, President and Chief Operating Officer of the Company.

    (2) Includes the fair market value of stock to be awarded in 1995 under the Company's 1994 Stock Bonus Plan for the 1994 fiscal year. The 1994 bonus is contingent upon shareholder approval of the proposed amendment to the 1994 Stock Bonus Plan. See "Proposal to Amend 1994 Stock Bonus Plan."


    (3) Other compensation includes benefits paid or accrued by the Company to the Company's Profit Sharing Retirement Plan (PSRP) and Supplemental Executive Retirement Plan (SERP). Plan benefits accrued for the year ended December 31, 1994 are presented below:

                     PSRP       SERP
NAME                ($)         ($)
Lee P. Shaffer      10,290    39,621
William L. Boone    10,365    13,497
Gary J. Knutson      6,458     6,046
Lee P. Shaffer, III  6,678     4,927

                      COMPENSATION OF DIRECTORS
    Directors who are not employees of the Company were paid $1,000 for serving on the Board. Audit Committee members and Compensation Committee members were paid an additional $500 annual fee.

                      COMPENSATION COMMITTEE REPORT
    The Compensation Committee of the Board of Directors is responsible for the Company's compensation policy, salary levels and incentive programs for executives. By working with senior management and reviewing available industry information, the Committee monitors executive compensation to fulfill the objectives set forth below.

Compensation Philosophy
    The Company maintains a compensation program that provides executive employees with base salaries at competitive market levels and the opportunity to earn incentive compensation when targeted performance goals are achieved. For certain executive employees, a portion of the annual incentive compensation is in the form of stock. In addition, the Company offers retirement benefits to its executives in the form of a Profit Sharing Plan and a Supplemental Executive Retirement Plan. Through these three forms of compensation, the Company seeks to attract, motivate and retain executives who can contribute to the success of the business and offer certain executive employees an ownership interest in the Company and thereby align the interests of management with those of shareholders.


Salary
    In establishing salary levels for executives, the Committee annually monitors salaries at other businesses through two broad-based wage surveys, one of which is specific to the trucking industry. Salary levels are set to compare with averages as reported for similar-sized companies based on revenue.


    The Committee evaluates compensation levels by comparing the Company's performance results to performance results of competitors in the tank truck industry. Performance comparisons are based on profits, profit margins and operating ratios of the Company and its competitors as a group. According to the most recent industry data available, the operating ratio and profit margins of the Company compared favorably with other tank truck carriers.


Incentive Compensation
    Under the Company's Stock Bonus Plan, selected officers and key executive employees may earn incentive compensation. Under this plan, executives earn stock in the Company for years in which the Company's annual net income exceeds the average of the prior three years' net income. A maximum bonus for a participant in any year is 75% of salary. An executive may elect to receive up to 50% of the bonus for the year in cash, but at least 50% of the bonus for the year is payable in Company stock in order to provide management a stake in the Company's success. The Committee has recommended and the Board of Directors has adopted, subject to shareholder approval, an amendment to the Plan giving the Board discretion to exclude from the computation of net income as used in the Plan certain "extraordinary items." See "Proposal to Amend 1994 Stock Bonus Plan." The Company also offers incentive compensation programs, which are also linked to the achievement of performance targets, for managers who do not participate in the Stock Bonus Plan.

CEO And President Compensation
    Mr. Kenan, the Chief Executive Officer of the Company, receives no salary or other compensation in such capacity. Salary levels for the other Named Executive Officers for 1994, 1993 and 1992 are reported in the Summary Compensation Table.


    An additional bonus of $100,000 was paid in 1994 to Mr. Shaffer, President and Chief Operating Officer of the Company. This amount is included in the Summary Compensation Table. The Committee approved the additional bonus and recommended it to the Board after reviewing the Company's performance in 1994, the Company's increases in assets, book value and earnings during Mr. Shaffer's 30 years as President, and Mr. Shaffer's compensation compared to other transportation company executives.

      Frank H. Kenan                         Braxton Schell
      William C. Friday                      Paul Wright, Jr.



         COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Mr. Kenan serves as Chairman of the Board and Chief Executive Officer of the Company.


    The Company leases its corporate offices in University Square at 143 West Franklin Street in Chapel Hill, North Carolina from Mr. Frank H. Kenan. Under a five-year lease that became effective January 1, 1995, annual base lease payments for 18,892 square feet of office space in years 1995 through 1999 are $283,380, $289,048, $294,715, $300,383 and $306,050, respectively. The Board of
Directors, Mr. Kenan abstaining, has approved the lease contract. Based upon studies performed by the Company of rental rates for comparable facilities, the Company is satisfied that the rent paid to Mr. Kenan does not exceed market rates in the area.


    Mr. Schell is a partner in Schell Bray Aycock Abel & Livingston L.L.P., which provides legal services to the Company.

                        PERFORMANCE GRAPH

    The following graph shows a five-year comparison of cumulative total shareholder returns for the Company, the NASDAQ Market Index and an index of peer companies. The comparison assumes a $100 investment on January 1, 1990 and reinvestment of dividends.


      (Performance Graph appears here plot points are as followed)

                   1989       1990     1991      1992      1993     1994
Kenan Transport    $100       $70      $90       $110      $112     $135
Peer Group (1)     $100       $83      $125      $153      $135     $128
NASDAQ Market      $100       $80      $110      $110      $127     $165


    (1) The peer group chosen consists of companies listed under Standard Industrial Classification Code 4213 - trucking, except local.

                 PROPOSAL TO AMEND 1994 STOCK BONUS PLAN

    The Board of Directors has adopted, subject to shareholder approval, an amendment to the Company's 1994 Stock Bonus Plan (the "Plan"). The Plan presently provides that participants receive bonuses based on the percentage increase in the net income for the year in question as reported in the Company's Annual Report to Shareholders over the average net income for the immediately preceding three years. The amendment provides the Board of Directors with discretion to exclude from the computation of net income as used in the Plan any amount determined by the independent certified public accountants who audit the financial statements of the Company to be an "extraordinary item" under generally accepted accounting principles. If this amendment is approved by shareholders, it will have the effect of allowing the Board of Directors to authorize bonuses under the Plan that are higher or lower than bonuses payable under the Plan as presently in effect. If approved, the amendment will be effective for bonuses payable under the Plan for 1994.


    The shareholders approved the Plan at the 1994 Annual Meeting. Currently, six executive employees are participants in the Plan. Bonuses are paid in the form of stock or, at an executive's option, up to 50% of the bonus is payable in cash. Each executive is entitled to receive a bonus equal to 2.4% of his annual salary for each percentage increase in net income over the average net income for the immediately preceding three years.


    If approved by shareholders, this amendment will affect bonuses to be paid to executives for 1994. The Company's net income for 1994, as reported in the audited Annual Report to Shareholders, reflects a non-cash reduction in net income in the amount of $823,000 resulting from an extraordinary item which relates to a write-off of intrastate operating rights, which were impacted by federal legislation generally prohibiting states from regulating the rates, routes and entry of motor carriers. If this extraordinary item is included in the calculation of bonuses for executives under the Plan, no bonuses would be paid for 1994, but if this extraordinary item is excluded in that calculation, the aggregate amount available for bonuses to the six executives who participate in the Plan would total $396,264. The Board of Directors believes that inclusion of the extraordinary item for 1994 in the calculation of bonuses does not accurately reflect the performance of the Company for the year and that similar circumstances may arise in future years which would make it appropriate for extraordinary items to be eliminated from the bonus calculation, which action might increase or decrease the bonuses payable for a particular year.


    The proposed amendment requires the approval of the majority of the outstanding shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting. Abstentions and broker nonvotes will have the effect of a vote against the proposal. The Board of Directors recommends a vote FOR the adoption of the proposed amendment to the 1994 Stock Bonus Plan.

                    INDEPENDENT PUBLIC ACCOUNTANTS

    Arthur Andersen LLP served as the independent public accountants for the Company in 1994 and they will be considered for appointment for 1995 at the Board of Directors' meeting following the meeting of shareholders. A representative of the firm will be in attendance at the shareholders' meeting and will have the opportunity to make a statement if he desires to do so and will be available to respond to shareholder questions.

                           OTHER MATTERS

    The Board of Directors knows of no other matters that may properly be, or which are likely to be, brought before the meeting; however, if any other matters are properly brought before the meeting, the persons who are named in the enclosed Proxy or their substitutes will vote in accordance with their best judgment on such matters.

                          SHAREHOLDER PROPOSALS

    Shareholder proposals to be presented at the next annual meeting of the Company's shareholders must be received by the Company at its principal offices, Fifth Floor, University Square-West, 143 West Franklin Street, Chapel Hill, North Carolina 27516-3910, on or before December 1, 1995, in order to be included in the Company's next Proxy Statement for such annual meeting.


By Order of the Board of Directors



WILLIAM L. BOONE
SECRETARY


March 31, 1995
Chapel Hill, North Carolina

****************************************************************************

                            APPENDIX


PROXY           PROXY SOLICITATED BY THE BOARD OF DIRECTORS
               FOR THE ANNUAL MEETING OF THE SHAREHOLDERS OF
                       KENAN TRANSPORT COMPANY

    The undersigned having received Notice of Meeting and Proxy Statement dated March 31, 1995, hereby appoints FRANK H. KENAN and LEE P. SHAFFER, and each or any of them as proxies, with full power of substitution and revocation, to represent the undersigned and to vote as designated below, all shares of Common Stock of KENAN TRANSPORT COMPANY, which the undersigned is entitled to vote at the Annual Meeting of the Shareholders of the Company to be held on May 1, 1995 at The Kenan Center, Bowles Drive, Chapel Hill, North Carolina at 10:00 A.M., local time or any adjournment thereof.


    UNLESS OTHERWISE SPECIFIED BELOW, THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR.


(1) ELECTION OF DIRECTORS
 [ ] FOR all nominees listed below; except vote withheld for the nominees whose names are written in the space below

 [ ] WITHHOLD AUTHORITY to vote for all nominees listed below

FRANK H. KENAN   THOMAS S. KENAN, III  LEE P. SHAFFER   PAULWRIGHT, JR.

        WILLIAM C. FRIDAY   OWENG. KENAN   BRAXTON SCHELL


    (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)


                        (CONTINUED ON REVERSE SIDE)

                     (CONTINUED FROM REVERSE SIDE)

(2) To approve the amendment to the 1994 Stock Bonus Plan of the Company.

                FOR           AGAINST                 ABSTAIN

(3) In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting.

                                         Dated                , 1995

                                               Signature

    Please sign the proxy exactly as name appears. Joint owners should sign personally. Trustees and others signing in a representative capacity should indicate the capacity in which they sign.



    PLEASE MARK, SIGN AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.